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                                AMENDMENT 1993-2
                      TO THE HAWAIIAN ELECTRIC INDUSTRIES
                            RETIREMENT SAVINGS PLAN


     In accordance with Section 10.1 of the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"), the Plan is hereby amended in the following respects:

     1. Effective January 1, 1994, Section 6.4 of the Plan is amended as set forth in "Exhibit A" attached hereto. Revised Section 6.4 changes the provisions previously applicable to loans from the Plan by: (i) with the exception noted in (ii) below, making loans available for any reason and no longer requiring Committee approval; and (ii) restricting Participants to two loans from the Plan outstanding at any given time, provided that the second loan be subject to the existing requirements for hardship loans and be subject to Committee approval.

     2. In accordance with the resolution of the Board of Directors of Hawaiian Electric Industries, Inc. dated January 19, 1993, relating to the provision of an employer contribution under the Plan for certain former participants in the HEI Diversified Defined Contribution Pension Plan, the Plan is amended in the following respects:

     a. Article I is amended by amending 1.15 to read as follows and by adding the following definition:

         1.15 Normal Retirement Age means a Participant's 55th birthday;
              ---------------------
         except that in the case of the HEI Diversified Account, it means a HEIDI Participant's 65th birthday.

         1.28 Disability means a total disability that, in the opinion of a
              ----------
         medical examiner satisfactory to the Plan Administrator, prevents a Participant from further performance of duty and is likely to be permanent.

         1.29 Forfeiture means that portion of a HEIDI Participant's HEI
              ----------
         Diversified Account in which he is not vested. Such nonvested portion shall be forfeited and allocated to other HEIDI Participants upon the HEIDI Participant's incurring five consecutive One-Year Breaks in Service.

         1.30 HEI Diversified Account means the Plan account established to
              -----------------------
         record the amount transferred from the HEI Diversified Defined Contribution Pension Plan to the Plan and the amount of employer contributions to the Plan

                                 EXHIBIT 4(k)
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     made by Malama Pacific Corp. and Lalamilo Ventures, Inc. on behalf of
     HEIDI Participants, as adjusted for allocations of income or loss, withdrawals, or distributions, and other factors affecting the value of such account.

         1.31 HEIDI Participant means Eligible Employees of certain
              -----------------
         Participating Employers who were formerly participating employers of the HEI Diversified Defined Contribution Pension Plan, specifically, Malama Pacific Corp. and Lalamilo Ventures, Inc.

         1.32 One-Year Break in Service means, as to a HEIDI Participant,
              -------------------------
         severance from the employment of the Participating Employers for a 12-consecutive month period. The following rules shall apply in determining a One-Year Break in Service:

              (a) If a HEIDI Participant who does not have any nonforfeitable right to his HEI Diversified Account incurs a One-Year Break in Service, Vesting Service granted prior to such One-Year Break in Service shall be disregarded after the continuous period of severance equals or exceeds the greater of (i) the HEIDI Participant's Vesting Service credited prior to such One-Year Break in Service or (ii) five years.

              (b) If a HEIDI Participant incurs five consecutive One-Year Breaks in Service, Vesting Service credited subsequent to such One-Year Breaks in Service shall be disregarded for purposes of determining the nonforfeitable percentage of his HEI Diversified Account that accrued before such One-Year Breaks in Service.

         1.33 Vesting Service means the period of employment for which
              ---------------
         credit given under the Plan for purposes of determining a HEIDI Participant's nonforfeitable interest in his HEI Diversified Account. For this purpose, the following rules shall apply:

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

         (A)(i) Vesting Service shall be granted for the period of time beginning with the date the HEIDI Participant commences employment with a Participating Employer (including employment prior to the Effective Date, as defined in the HEI Diversified Defined Contribution Pension
         Plan), to the date the HEIDI Participant terminates employment with all of the Participating Employers.

            (ii) If a HEIDI Participant who was formerly employed by a Participating Employer is re-employed by a Participating Employer, Vesting Service shall be granted for the period of time beginning with the date the HEIDI Participant commences re-employment to the date the HEIDI Participant subsequently terminates employment with all of the Participating Employers.

            (iii) If a HEIDI Participant subject to paragraph (A)(ii) of this
         Section 1.33 is so re-employed within the 12-consecutive months following the date on which the HEIDI Participant terminated employment, Vesting Service shall also be granted for the period commencing with such termination date and ending with such re-employment date.

            (iv) Except as provided in Section 1.32, all of a HEIDI Participant's Vesting Service shall be recognized for purposes of the Plan.

         (B) If a HEIDI Participant is absent from work for any period (i) by reason of pregnancy, the birth of a child, or the placement of a child in connection with the HEIDI Participant's adoption of such child or (ii) for purposes of caring for such child for a period beginning immediately following such birth or placement, the HEIDI Participant shall be credited with additional Vesting Service equal to the lesser of such period or 12 months. The severance from service date of a HEIDI Participant absent beyond the first anniversary of the first day of maternity or paternity absence is the second anniversary of the first day of such absence. The period between the first and second anniversaries of the first date of such absence shall not be regarded as a period of service or a period of severance.

          (C)(i)  Vesting Service shall be granted for:

          (a) Military leave of absence provided the HEIDI Participant returns to active employment with a Participating Employer within the period and conditions prescribed by law.

          (b) Personal leave of absence authorized by a Participating Employer that is not in excess of one year. Personal leave of absence in excess of one year may be authorized by a Participating Employer; however, no Vesting Service will be granted for such leave.

          (c) A period of absence because of curtailment of work, not to exceed six months, provided the HEIDI Participant returns to employment within two weeks after notification by a Participating Employer that work is available.

          (d) Any other absence from active employment provided such absence is authorized by a Participating Employer.

          Any HEIDI Participant absent from active employment because of illness or injury will be treated the same as though the HEIDI Participant were actively employed as long as any Compensation prior to termination of employment is paid by a Participating Employer.

              (ii) In determining leaves of absence a Participating Employer must act in a nondiscriminatory manner.

          (D) (i) If a HEIDI Participant is at any time employed by a company while it is an Associated Company (as defined in the HEI Diversified Defined Contribution Pension Plan), such employment shall be treated as employment by a Participating Employer for purposes of determining such individual's eligibility for participation in this Plan and his Vesting Service. However, the individual shall not be an active Participant during any such service with any Associated Company during the period the Associated Company is not a Participating Employer.

              (ii) If a HEIDI Participant's employment with a Participating Employer is terminated and he is immediately employed by an Associated Company, his Accounts shall remain in the Plan so long as he is employed by an Associated Company and such employment shall be treated as employment by a Participating Employer for purposes of determining such Participant's Vesting Service. However, he shall not be an active Participant while he is so employed. During any such employment with an Associated Company, the Participant's Accounts shall continue to be invested as designated by the Participant and to bear and share expenses and losses but the Participant will not be eligible to receive further allocation of employer contributions. Further employment by any Associated Company shall be similarly treated. If the Participant is re-employed by a

          Participating Employer in an eligible class of employees, he shall immediately become an active Participant. If the Participant is terminated while in the employ of the Associated Company, he shall be treated in the same manner as if he had been terminated while in the employ of a Participating Employer.

     b. Article III is amended by adding a new Section 3.5, to read as follows:

          Section 3.5  Employer Contributions for HEIDI Participants
          ----------------------------------------------------------

          (a) For each Plan Year beginning January 1, 1993, Malama Pacific Corp., and Lalamilo Ventures, Inc., respectively, shall contribute to the HEI Diversified Account of each HEIDI Participant employed by it during the Plan Year and eligible for an allocation of employer contributions an amount equal to six percent (6%) of the Compensation of such HEIDI Participant while employed by such employer.

          (b)(1) In addition to employer contributions pursuant to Section 3.5(a), for each Plan Year Malama Pacific Corp. and Lalamilo Ventures, Inc., shall contribute to the HEI Diversified Accounts under the Plan for each Plan Year such amount, if any, as may be determined by its Board of Directors.

             (2) An employer's contribution under this paragraph (b) shall be allocated as soon as practicable after the close of such Plan Year among each HEIDI Participant employed by such contributing employer during such Plan Year and eligible for an allocation of employer contributions under Section 3.5(d). Such allocation shall be in the proportion that the Compensation of each such HEIDI Participant for such year bears to the Compensation of all such HEIDI Participants for such year.

          (c) Any Forfeiture occurring during a Plan Year shall be regarded as employer contributions for such Plan Year. To the extent that the amount of Forfeitures for such Plan Year exceed the amount required by subparagraph (a), such excess Forfeiture amount shall be held in a suspense account and shall be used to reduce employer contributions under this Section 3.5 in the succeeding year or years.

          (d) Each HEIDI Participant shall be eligible for an allocation of employer contributions for a Plan Year pursuant to (a) and (b) above if the HEIDI Participant:

              (i) Is employed by Malama Pacific Corp. or Lalamilo Ventures, Inc., on the last day of such Plan Year;

              (ii) Died, retired or terminated serviced because of Disability during such Plan Year;

              (iii) Transferred from Malama Pacific Corp., or Lalamilo Ventures, Inc. to the service of another Participating Employer in that Plan Year and is employed by a Participating Employer on the last day of such Plan Year; or

              (iv) Is on leave of absence or military service on the last day of such Plan Year.

     c.   Section 6.1 shall be amended to read as follows:

          (a) Except as to amounts in the HEI Diversified Account attributable to employer contributions for Plan Years beginning January 1, 1993, and any investment earnings thereon, the interest of each Participant in his Accounts shall always be fully vested and nonforfeitable.

          (b)(i) Upon a HEIDI Participant's termination of employment on or after attainment of his Normal Retirement Age or because of his death or Disability, the HEIDI Participant or his Beneficiary, as the case may be, shall be entitled to receive 100% of the adjusted balance of his HEI Diversified Account as of the valuation date preceding distribution thereof.

              (ii) If a HEIDI Participant's employment shall terminate under circumstances other than those set forth in Section 6.1(b)(i), he shall be entitled to receive, as to amounts in the HEI Diversified Account attributable to employer contributions for Plan Years beginning January 1, 1993, and any investment earnings thereon, the following percentage of such amount as of the valuation date preceding distribution thereof:

          Years of Vesting Service       Percentage
          ------------------------       ----------

               Less than 2                    0%
               2 or more                    100%

     The amendments set forth herein shall be effective as of January 1, 1993.

     TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be executed this 1st day of October, 1993.

                                          HAWAIIAN ELECTRIC INDUSTRIES, INC.
                                          PENSION INVESTMENT COMMITTEE


                                          By   /s/ Peter C. Lewis
                                            -------------------------------


                                          By   /s/ Constance H. Lau
                                            -------------------------------

                                  EXHIBIT "A"


Section 6.4 Loans to Participants
- ---------------------------------

     (a)  Amount of Loans.
          ---------------

          (1) A Participant may obtain a cash loan from the Plan. For loans granted or renewed after October 18, 1989, the minimum amount of any such loan shall be $1,000. To apply for such a loan a Participant must file a prescribed loan request form with the Plan Administrator. The maximum amount of the loan is subject to the limitations set forth in subparagraph (2) below.

          (2) At no time shall the aggregate balance of all loans that a Participant has outstanding under the Plan or under any other qualified plan maintained by a Participating Employer exceed the lesser of the following:

               (i) $50,000, reduced by the excess (if any) of -- (I) the Participant's highest outstanding balance of loans from the Plan during the one
(1) year period ending on the day before the date on which such loan was made, over (II) the Participant's outstanding balance of loans from the Plan on the date on which such loan was made; or

               (ii)  50% of the vested portion of the Participant's Accounts.

No loan shall be granted if it would cause either of the foregoing limitations to be exceeded. For purposes of this provision, any renegotiation, extension, renewal or revision of an existing loan is treated as a new loan on the date of such renegotiation, extension, renewal or revision.

     (b)  Number of Loans Outstanding.
          ---------------------------

          (1) Except as set forth in (b)(2) below, at no time shall a Participant have more than one (1) loan outstanding under the Plan.

          (2) In the case of a Participant's financial hardship meeting the criteria set forth for a withdrawal pursuant to section 6.3 (b), a Participant may apply for a loan although the Participant already has one (1) loan outstanding from the Plan; provided, however, that such a loan application shall be subject to approval of two members of the Committee. The Committee members, in their sole discretion, may withhold their consent to any such loan request under this Section 6.4(b)(2), or may consent only to the borrowing of a part of the amount requested by the Participant. The Committee members shall act upon requests for such loans in a uniform and nondiscriminatory manner consistent with the requirements of the Code and applicable regulations (taking into account only those factors which would be considered in a normal business setting by a commercial lender).

     (c)  Participants Eligible for Loans.  For purposes of this Section 6.4,
          -------------------------------
Participants eligible to receive loans shall include inactive terminated employees who (1) still have an Account balance under the Plan and (2) are classified as "parties in interest" under Section 3(14) of ERISA (such individuals being hereinafter referred to as "Eligible Former Participants"), provided, however, that the granting of loans to Eligible Former Participants not result in disqualification of or other sanction to the Plan under the Code or other applicable law.

     (d)  Terms of Loans.  A loan to a Participant shall be made on such terms
          --------------
and conditions as the Asset Manager may determine, provided that the loan shall:

          (1) Be evidenced by a promissory note signed by the Participant and secured by his Accounts;

          (2) Bear interest on unpaid principal at the prevailing rate charged on similar loans at American Savings Bank, provided such rate is not lower than that commensurate with the rate applicable to other Plan investments with a comparable degree of risk;

          (3) Be subject to a substantially level amortization schedule and minimum monthly repayment amounts;

          (4) Provide for loan payments to be withheld through periodic payroll deductions from the Participant's compensation from a Participating Employer; and

          (5) Provide for repayment in full on or before the earlier of (i) except for Eligible Former Participants not receiving lump-sum distributions of their Accounts upon severance, the date when the Participant severs from all employment with the Participating Employers, or (ii) the date five years after the loan is made, provided that such date may be 15 years after the loan is made if the loan is used to acquire or construct a dwelling that within a reasonable period of time is to be used as the Participant's principal residence.

     (e)  Source of Loans.  The Accounts which may be subject to loans by
          ---------------
Participants are the Salary Reduction Account, Participant Voluntary Account, Rollover Account, and Employer-ASB Account.

     (f)  Disbursement of Loans.  A loan, if approved, shall be disbursed as
          ---------------------
soon as reasonably practicable after the date on which the Committee members approve the loan.

     (g)  Spouse Consent.  A Participant must obtain the consent of his spouse,
          --------------
if any, within the 90-day period before the time the

Participant's Accounts are used as security for a loan under this Section 6.4. A new consent shall be required if the Accounts are used for any increase in the amount of security. A consent under this Section 6.4 shall comply with the requirements of Section 6.3(c), but shall be deemed to meet any requirements contained in such section relating to the consent of any subsequent spouse.

     (h)  Investment Gain or Loss.  Upon the making of such a loan, the Asset
          -----------------------
Manager shall cause a separate investment account to be established in the name and for the sole benefit of the Participant. Such loan shall be regarded as an investment asset of such account and all gain, loss, or expenses of such loan shall be attributed solely to this separate account. This separate account shall not share in the gains or losses of any other investment alternative of the Plan, nor shall any other investment alternative of the Plan share in the gains, losses, or expenses of this separate account.

     (i)  Default.  Plan loans will be considered to be in default when any
          -------
required payment is not made within ninety (90) days of its due date. The Committee will enforce the security interest for the loan by retaining, upon the first distributable event applicable to the Participant, up to 100% of the portion of the Participant's vested Accounts which were originally given as security on the loan, or such portion thereof sufficient to cover the Participant's defaulted principal and interest payments, and any additional interest accruing thereon.

                                       3